Exhibit (a)(1)(i)

Offer to Purchase for Cash

by

DOCUMENT SCIENCES CORPORATION

of

Up to 850,000 Shares of Its Common Stock

At a Purchase Price

Not Greater than $6.50 per Share

Nor Less than $6.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME, ON FRIDAY, JUNE 15, 2007 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

Document Sciences Corporation, a Delaware corporation (the “Company,” “we” or “us”), hereby invites our stockholders to tender up to 850,000 shares of our Common Stock, par value $0.001 per share (the “Common Stock” or “shares”), for purchase by us at a price not greater than $6.50 nor less than $6.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to purchase 850,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $6.50 nor less than $6.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). All shares acquired in the Offer will be acquired at the same purchase price, including those shares tendered at a price lower than the Final Purchase Price. Only shares properly tendered at prices at or below the Final Purchase Price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the Final Purchase Price if more than the number of shares we seek are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. We reserve the right, in our sole discretion, to purchase more than 850,000 shares in the Offer, and to increase the maximum aggregate purchase price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 87,286 shares as of May 16, 2007) without amending or extending the Offer. See Section 1.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “DOCX.” On May 14, 2007, the last full trading day prior to the announcement of the Offer, the last reported sales price of our shares of Common Stock was $6.00 per share. Stockholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether and at what purchase price or purchase prices to tender their shares of Common Stock. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF THE BOARD OF DIRECTORS OF THE COMPANY, D.F. KING & CO., INC., THE INFORMATION AGENT FOR THIS OFFER (THE “INFORMATION AGENT”), OR

U.S. STOCK TRANSFER CORPORATION, THE DEPOSITARY FOR THIS OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER THE COMPANY, THE BOARD OF DIRECTORS, THE INFORMATION AGENT NOR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

Other than Daniel J. Fregeau, who intends to tender up to 35,000 shares, the Company’s directors and executive officers have advised us that they do not intend to tender their shares in the Offer. See Section 11.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

May 17, 2007

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Offer expires at 5 p.m., New York City time, on Friday, June 15, 2007 (unless the Offer is extended):

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

•

If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to U.S. Stock Transfer Corporation, the Depositary for the Offer;

•

If you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3; or

•

If you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender.

If you want to tender your shares, but: (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer; (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $6.00 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $6.00 per share.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, or your broker, bank or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY.

SUMMARY TERM SHEET

We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

The Company is offering to purchase up to 850,000 shares of the Common Stock. See Section 1.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources, given our business profile, our assets and recent market prices for shares of the Common Stock. See Section 2.

The Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Sections 1 and 2.

Will any directors or executive officers of the Company tender their shares in the Offer?

Other than Daniel J. Fregeau, who intends to tender up to 35,000 shares, the Company’s directors and executive officers have advised us that they do not intend to tender their shares in the Offer. See Section 11.

How many shares will we purchase in the Offer?

We will purchase up to 850,000 shares in the Offer (representing approximately 19.5% of the outstanding shares as of May 16, 2007) or such lesser number of shares as are properly tendered and not properly withdrawn. If more than 850,000 shares are tendered, we will purchase all shares tendered at or below the Final Purchase Price on a pro rata basis, except for “odd lots” (lots held by beneficial or record owners of less than 100 shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of shares being tendered but is subject to other conditions. See Section 7.

In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 87,286 shares as of May 16, 2007) without amending or extending the Offer.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your shares. The price range for the Offer is $6.00 to $6.50 per share. We will select the lowest purchase price within that range that will allow us to buy up to 850,000 shares, or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares tendered at a price above the Final Purchase Price selected by us.

If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section captioned “Price Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal indicating that you will accept the Final Purchase Price selected by us. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $6.00 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $6.00 per share. If we purchase your shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction and Section 1.

How will we pay for the shares?

Assuming we purchase 850,000 shares in the Offer at the maximum specified purchase price of $6.50 per share, approximately $5.5 million will be required to purchase such shares. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $5.8 million. We intend to use working capital, including cash on hand, and funds borrowed under the Credit Facility (as defined below) of approximately $1.6 million, to purchase shares in the Offer and to pay all fees and expenses applicable to the Offer. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire at 5 p.m., New York City time, on Friday, June 15, 2007, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares to find out its deadline.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. See Section 14. In addition, we can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived on or prior to the expiration of the Offer, including:

•	No legal action shall have been threatened, pending or taken that might adversely affect the Offer.

•

No general suspension of trading in, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred.

•

No decrease of more than 10% in the market price for the Common Stock or in the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on May 14, 2007, the last trading day prior to announcement of the Offer, shall have occurred.

•

No commencement of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States shall have occurred on or after May 17, 2007 nor shall any material escalation of any war or armed hostilities which had commenced prior to May 17, 2007 have occurred.

•

No changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the shares shall have occurred.

•	No person shall have proposed, announced or made a tender or exchange offer for our shares (other than this Offer), merger, business combination or other similar transaction involving us.

•

No person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares (other than as publicly disclosed in a filing with the SEC on or before May 17, 2007). In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding shares.

•

No person (including a group) that has publicly disclosed in a filing with the SEC on or before May 17, 2007 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% or more of the outstanding shares.

•

No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred during the Offer period.

•

The Company shall not have determined that as a result of the consummation of the Offer and the purchase of shares sought in the Offer that there will be a reasonable likelihood that the Common Stock will be delisted from the NASDAQ Capital Market.

•	Neither the Company nor its advisors shall have determined that the Offer violates the Company’s financing arrangements then in effect.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7 of this Offer to Purchase.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Friday, June 15, 2007 or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

•

If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

•	If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3;

•

If you are a holder of vested options, you may exercise your vested options and tender any shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section captioned “Price Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $6.00 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $6.00 per share.

You may contact the Information Agent, your broker, bank or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered shares in the Offer, may I withdraw my tendered shares?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Friday, June 15, 2007, unless we extend the Offer, in which case you may withdraw your shares until the expiration of the Offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 5:00 p.m., New York City time, on Monday, July 16, 2007. See Section 4.

How do I withdraw shares I previously tendered?

To properly withdraw shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered shares?

We will purchase shares:

•

first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the Final Purchase Price selected by us and do not properly withdraw them before the Expiration Date;

•

second, after purchasing the shares from the “odd lot holders,” from all other stockholders who properly tender shares at or below the Final Purchase Price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and

•

third, only if necessary to permit us to purchase 850,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the Offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

What does our Board of Directors think of the Offer?

Our Board of Directors has approved the Offer and received a solvency opinion from Globalview Advisors LLC with respect to the tender offer. However, none of the Company, any member of our Board of Directors, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer and the Special Factors relating to the Offer. See Section 2. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who decide not to tender will own a greater percentage interest in our outstanding shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes, the Company is not offering to repurchase all of its Common Stock and believes that it will continue being listed on the NASDAQ Capital Market. The Company, however, presently has the ability to de-register or suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to delist the Common Stock. See “Special Factors.”

When and how will you pay me for the shares I tender?

We will pay the Final Purchase Price net to the seller, in cash, less applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the offer?

If you are a holder of vested options, you may exercise your vested options and tender any shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender.

What is the recent market price of my shares?

On May 14, 2007, the last full trading day before the announcement of the Offer, the last reported sales price of the Common Stock on the NASDAQ Capital Market was $6.00 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See the Introduction, Section 3 and Section 15.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my shares?

Generally, your receipt of cash from us in exchange for the shares of the Common Stock you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares of the Common Stock will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares of the Common Stock purchased by us or as a distribution from us in respect of shares of the Common Stock. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer. Non-United States Holders (as defined in Section 13) are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Who should I contact for questions about the Offer?

The Information Agent, D.F. King & Co., Inc., can help answer your questions, and its contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this Offer that are not historical facts. When used in this document, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Various factors could cause our actual results to differ materially from those results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors are discussed below under the heading “Special Factors.” Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

SPECIAL FACTORS

In addition to other information in this Offer to Purchase, you should consider the following factors in determining whether to tender your shares in the Offer:

We may undertake an extraordinary transaction, such as a merger or sale of assets, in the future that may result in an increase to the market price of our Common Stock.

Although the Company has no present intention of engaging in any extraordinary transaction, such as a merger or sale of assets, it may engage in any such transactions in the future. Such transactions could cause the market price of our Common Stock to increase beyond the price at which we ultimately purchase shares in the Offer. Accordingly, stockholders who tender all of their Common Stock in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Common Stock resulting from such transactions unless they repurchase Common Stock on the open market.

The market price of our Common Stock may decline in the future, and you may not be able to sell your shares of Common Stock at the price provided in the Offer.

Our future business, operating results and financial condition depend upon market acceptance of our existing products, as well as our ability to respond to emerging industry standards and practices and to develop new products that address the future needs of our target markets. In addition, the market for dynamic content publishing products is intensely competitive. We face competition from a broad range of competitors, many of whom have greater financial, technical and marketing resources than we do. Due to these and other factors that may occur, the market price of our Common Stock may decline in the future, and you may not be able to sell your shares of Common Stock at the price that is provided in the Offer.

Because we already have fewer than 300 stockholders of record, we have the ability to de-register our Exchange Act reporting obligations at any time, and we may decide to do so in the future in order to avoid the costs of being a public company.

The expenses entailed in fulfilling our reporting obligations under the Exchange Act and compliance with other applicable SEC and NASDAQ requirements relating to public companies are considerable. Although we have fewer than 300 stockholders of record and may thus be eligible to deregister or suspend our reporting obligations under the Exchange Act, we do not have any present intention to do so. Our Board of Directors may, however, in the future determine that it is in the best interests of the Company and its stockholders to cease reporting under the Exchange Act by terminating or suspending its reporting obligations. The termination or suspension of our Exchange Act reporting obligations would, among other things, result in less information being available to our stockholders and in the Common Stock being delisted from the NASDAQ Capital Market, which may negatively affect the trading price of the Common Stock.

While we have historically had substantial cash balances, significant amounts of tenders into the Offer will result in those balances being reduced significantly.

As described in this Offer to Purchase, we are offering to purchase up to 850,000 shares of our Common Stock in the Offer at a price not greater than $6.50 nor less than $6.00 per share. If we were to purchase the maximum amount of shares at the maximum per share price, we would spend approximately $5.5 million on such repurchases, which is funded in part by our cash balances and under a proposed line of credit agreement with Silicon Valley Bank. Although we believe that, after consummation of the Offer, we will have sufficient existing cash balances and anticipated cash flows from operations to meet our anticipated cash needs for working capital and capital expenditures for at least through the next twelve months, our cash balances will be reduced substantially. Accordingly, should we encounter unexpected events that require significant cash expenditures, we may be required to incur additional debt under our credit agreement.

Our line of credit agreement may limit our ability to incur additional indebtedness. As a result, we may not have access to sufficient financing to meet our cash needs if we violate certain covenants under the credit agreement.

Under the terms of our proposed line of credit agreement with Silicon Valley Bank, which we will enter into in order to incur additional indebtedness, if necessary, for purposes of funding purchases of shares in the Offer or our operations, we expect the inclusion of a tangible net worth covenant. Should we be in non-compliance with that covenant, we may not have access to the necessary funding to meet our cash needs.

Our quarterly results fluctuate significantly and we may not be able to grow our business.

Our total revenues and operating results are difficult to forecast and can vary, sometimes substantially, from quarter to quarter, and we expect them to vary significantly in the future. Our future quarterly operating results are affected by many factors, including the following:

•	the demand for our products and services;

•	the level of product and price competition;

•	the length of our sales cycle;

•	the size, elements and timing of individual software arrangements;

•	the renewal rates for our annual software licenses;

•	the delay or deferral of customer implementations;

•	the budget cycles of our customers;

•	our success in expanding our direct sales force or indirect distribution channels;

•	the acceptance and timing of our new product introductions and enhancements, as well as those of our competitors;

•	our mix of products and services;

•	our level of international sales;

•	our ability to successfully implement our operational, growth and other strategies;

•	the timing and amount of software capitalization and amortization;

•	the activities of and acquisitions by our competitors;

•	our timing of new hires;

•	changes in foreign currency exchange rates; and

•	our ability to develop and market new products and to control costs.

Our license fee revenues depend on when orders are received from and shipped to customers. However, because of our revenue recognition policies, our customers’ implementation schedule and the complexity of the implementation process, revenue from some software shipments may not be recognized in the same quarter as the shipment occurs. Our operating expenses are primarily based on anticipated revenue levels. Since a high percentage of those expenses are relatively fixed, a delay in the recognition of revenue from license transactions could cause significant variations in operating results from quarter to quarter, and we may sustain losses as a result.

To the extent such expenses precede, and/or are not subsequently followed by, increased revenues, our operating results could be materially adversely affected.

As a result of these factors, results from operations for any quarter are subject to significant variation, and we believe that period-to-period comparisons of our results of operations may not necessarily be meaningful. Accordingly, you should not rely upon them as an indication of our future performance. Furthermore, our operating results in future quarters may fall below the expectations of market analysts and investors. If this occurs, the price of our common stock could be materially adversely affected.

Our growth depends on market acceptance of our existing products, enhancements to existing products and introduction of new products.

Our future business, operating results and financial condition depend upon market acceptance of our existing products, as well as our ability to respond to emerging industry standards and practices and to develop new products that address the future needs of our target markets. Our Autograph family of products has been applied mainly to document automation applications producing paper-based documents. We have started to extend our core technology to the Internet, intranets and commercial on-line services. However, we cannot assure you that we will be successful in developing, introducing and marketing new products or product enhancements, including new products or the extension of existing products for the Internet, intranets and commercial on-line services, on a timely and cost effective basis, if at all. In addition, we cannot assure you that our newer products, such as xPresso and xPression, or enhancements to existing products will adequately meet the requirements of the marketplace or achieve market acceptance. Moreover, delays in our commercial shipments of new products or enhancements may result in client dissatisfaction and a delay or loss of product revenues. In addition, in order to provide our customers with integrated product solutions, our future success will also depend in part upon our ability to maintain and enhance relationships with our technology partners.

If for technological or other reasons we are unable to develop and introduce new products or enhancements of existing products in a timely manner in response to changing market conditions or client requirements, then our business, operating results and financial condition could be materially adversely affected. In addition, we cannot assure you that our existing products, new products or new versions of our existing products will achieve market acceptance.

Longer than expected sales cycles and implementation periods have and may continue to affect our revenues and operating results.

The licensing of our software products is often an enterprise-wide decision by prospective customers and generally involves a sales cycle of three months to more than one year in order to educate these prospective customers regarding the use and benefits of our products, often requiring us to expend considerable financial and personnel resources without any assurance that revenue will be realized. In addition, the implementation of our products by customers involves a significant commitment of their resources over an extended period of time and is commonly associated with substantial customer business process reengineering efforts. Sales of our enterprise-wide xPression product line often involve many participants in the corporate decision-making process. Additionally, we have experienced and may, from time to time, continue to experience defects in our software which cause implementation problems and affect our revenues and our sales cycle. For these and other reasons, our sales cycles and customer implementation periods are subject to a number of significant delays over which we may have little or no control. Any delay in the sale or customer implementation of a limited number of license transactions could have a material adverse effect on our business and results of operations and cause our operating results to vary significantly from quarter to quarter.

We currently derive a significant portion of our revenues through Xerox.

We currently have a variety of contractual and informal relationships with Xerox and affiliates of Xerox, including a cooperative marketing agreement, a transfer and license agreement and various distribution agreements. We rely on these relationships and agreements for a significant portion of our total revenues. Revenues derived from relationships with Xerox and affiliates of Xerox accounted for approximately $888,000 and $929,000 for the three months ended March 31, 2007 and 2006, respectively, representing 11% and 12% of our total revenues, respectively.

In November 2003, we paid $2.7 million to Xerox to repurchase the remaining 740,024 shares of Document Sciences’ common stock owned by Xerox. Since Xerox no longer has an equity interest in us, there may be less incentive in continuing to do business with us at the same level. Though we intend to continue our existing relationships with Xerox, our strategy has been, and continues to be, to lessen our dependence on Xerox. However, there can be no assurance that we will be able to do so and, because of our current level of dependence on Xerox, there can be no assurance that our plans to become more independent will not adversely affect our business, results of operations and financial condition. Our failure to maintain these relationships with Xerox or to establish new relationships in the future could have a material adverse effect on our business, operating results and financial condition.

There can be no assurance that existing and potential customers will continue to do business with us because of these relationships or our historical ties with Xerox and its affiliates. Xerox has strategic alliances and other business relationships with other companies who supply software and services used in high volume electronic publishing applications and who now are, or in the future may become, our competitors. There can be no assurance that Xerox or one of its affiliated companies will not engage in a business that directly competes with us. In addition, Xerox has ongoing internal development activities that could in the future lead to products that compete with us. Xerox could in the future expand these relationships or enter into additional ones, and as a result our business could be materially adversely affected.

Our growth depends on our ability to compete successfully against current and future competitors.

The market for dynamic content publishing products is intensely competitive. We face competition from a broad range of competitors, many of whom have greater financial, technical and marketing resources than we do. Our principal competition currently comes from systems developed in-house by the internal IS departments of large organizations and direct competition from numerous software vendors, including Docucorp International, Inc., InSystems Technologies, Inc., Group 1 Software, Inc., Exstream Software, Inc. and Metavante Corporation. We believe that the principal competitive factors affecting our market include product performance and functionality, ease of use, scalability, operating across multiple computer and operating system platforms, product and company reputation, client service and support and price. Although we believe that we currently compete favorably with respect to such factors, we can not assure you that we will be able to maintain our competitive position against current and future competitors, especially those with greater financial, technical and marketing resources than us, or that we will be successful in the face of increasing competition from new products or new solutions introduced by existing competitors or by new competitors entering the market.

Our operating results are substantially dependent on sales of a small number of products in highly concentrated industries.

We derived a substantial percentage of our license revenue from two product lines in 2006 and 2005. As a result, factors that may adversely impact the pricing of or demand for these products, such as competition from other products, negative publicity or obsolescence of the hardware or software environments in which our products run, could have a material adverse effect on our business, operating results and financial condition. Our financial performance will depend significantly on the successful development, introduction and customer acceptance of new and enhanced versions of our xPression software and xPresso software, as well as continued customer acceptance of CompuSet, DLS and related products.

Revenues from end users in the insurance industry accounted for 44% of total revenues for the three months ended March 31, 2007 and 2006. Our future success will depend on our ability to continue to successfully market our products in the insurance industry, as well as the finance and print services industries, and introduce their use in new industries. Our failure to do so could have a material adverse effect on our business, operating results and financial condition.

Inaccurate sales forecasts and/or revenue projections could cause improper planning and budgeting of our resources.

Our revenues, and particularly our new software license revenues, are difficult to forecast, and as a result our quarterly operating results can fluctuate substantially. We use a “pipeline” system, a common industry practice, to forecast sales and trends in our business. In particular, our sales personnel monitor the status of all proposals and estimate when a customer will make a purchase decision and the dollar amount of the sale. These estimates are aggregated periodically to generate a sales pipeline. Our pipeline estimates can prove to be unreliable both in a particular quarter and over a longer period of time, in part because the “conversion rate” of the pipeline into contracts can be very difficult to estimate. A variation in the conversion rate, or in the pipeline itself, could cause us to plan or budget incorrectly and adversely affect our business or results of operations. While this sales estimation process provides us with some guidance in business planning, it is based on estimates only and is therefore subject to numerous risks and uncertainties. Because a substantial portion of our new software license revenue contracts are completed in the latter part of a quarter, and our cost structure is largely fixed in the short term, revenue shortfalls tend to have a disproportionately negative impact on our profitability. A delay in even a small number of large new software license transactions could cause our quarterly new software licenses revenues to fall significantly short of our predictions.

Our growth is dependent upon successfully focusing our distribution channels.

To grow our business, we must improve the performance of our worldwide sales and distribution channels by focusing on key target industry market segments where our current and planned products can enjoy a significant competitive advantage and high market demand. We also must leverage our existing relationships with Xerox and other partners by launching targeted joint marketing and value added reseller programs and by introducing new product offerings that are optimized for selected target markets and marketing channels. Additionally, we must form additional partnerships with system integrators and consultants in order to broaden our capacity to deliver complete dynamic content publishing solutions that incorporate significant services content, while also maintaining our core domain expertise. We cannot assure you that we will be able to successfully streamline and focus our worldwide channels, leverage our existing relationships or form new alliances. If we fail to do so, it could have a material adverse effect on our business, operating results and financial condition.

Our products may suffer from defects or errors.

Software products, as complex as those we offer, may contain undetected defects or errors when first introduced or as new versions are released. As a result, depending on the severity of the defect or error, we could in the future forego or delay recognition of revenues as a result of these errors or defects. In addition, our products are typically intended for use in applications that may be critical to a customer’s business. As a result, we expect that our customers and potential customers have a greater aversion and sensitivity to product defects than the general market for software products. We experienced defects in connection with the introduction of our xPression product line in 2004, and believe that we have addressed this problem, but we cannot assure you that, despite our testing, as well as testing by current and potential customers, additional errors will not be found in our existing products or new products or releases. Defects discovered after the commencement of commercial shipments, can result in loss of revenue, delay in market acceptance, diversion of our development resources, damage to our reputation and/or increased service and warranty costs.

Maintaining our professional services expertise is necessary for our future growth.

We are continuing our focus on the consulting services component of our professional services to assist customers in the planning and implementation of enterprise-wide, mission-critical dynamic content publishing applications. This strategy is dependent on hiring and retaining qualified professional staff to perform these consulting services. Our business, operating results and financial condition could be materially adversely affected if we are unsuccessful in developing and retaining our professional services workforce.

We may be exposed to risks associated with international operations.

Our revenues from export sales accounted for 27% and 16% of our total revenues for the three months ended March 31, 2007 and 2006, respectively.

We license our products in Europe through value-added resellers (VARs) and to a much lesser extent, direct sales. Revenues generated by these activities were $1.2 million and $742,000 for the three months ended March 31, 2007 and 2006, respectively.

In Australia, Canada and Latin America, our products are distributed and/or supported by Xerox affiliates and also by direct sale in Canada. In China, our products are distributed and/or supported by our subsidiary, Objectiva. Revenues generated in these regions were $1.0 million and $469,000 for the three months ended March 31, 2007 and 2006, respectively.

In order to successfully expand export sales, we must increase our international presence in select countries, hire additional personnel and develop relationships with additional international resellers. If we are unable to do so in a timely manner, our growth in international export sales could be limited, and our business, operating results and financial condition could be materially adversely affected. In addition, we cannot assure you that we will be able to maintain or increase international market demand for our products.

Our international business activities could also be adversely impacted by losing the services of key VARs, difficulties in managing our international operations, our limited experience in localizing products for foreign countries resulting in a lack of acceptance of these localized products, longer payment cycles for accounts receivable, currency fluctuations, unexpected adverse changes in regulatory requirements and tariffs, imposition of additional trade barriers and restrictions, potentially adverse tax consequences including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws.

Our Objectiva software engineering and professional services team of 251 employees are located in two facilities in China. We are subject to a variety of risks associated with conducting operations in China, including those related to general economic conditions, regulatory changes, political unrest and potential reduced protection for our intellectual property rights. In addition to facing the difficulty of managing a large offshore organization, we must comply with a variety of laws and regulations, including trade restrictions, local labor ordinances, changes in tariff rates and import and export licensing requirements. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties.

A portion of our business is conducted in currencies other than the U.S. Dollar, primarily the Euro and the Chinese Yuan. Although exchange rate fluctuations have not had a significant impact on us, fluctuations in the value of the currencies in which we conduct our business relative to the U.S. Dollar could cause currency transaction gains and losses in future periods. We do not currently engage in currency hedging transactions, and we cannot assure you that fluctuations in currency exchange rates in the future will not have a material adverse impact on our international revenues and our business, operating results and financial condition.

Our business is dependent on the market for dynamic content publishing software.

The market for dynamic content publishing software is intensely competitive, highly fragmented and subject to rapid change. We cannot assure you that the market for dynamic content publishing software will continue to grow or that, if it does grow, organizations will adopt our products. Although we have spent, and intend to continue to spend, significant resources developing open-architecture software products and educating potential customers about the benefits of our products, we cannot assure you that such expenditures will enable our products to achieve further market acceptance. Additionally, if the dynamic content publishing software market develops more slowly than we currently anticipate, our business, operating results and financial condition could be materially adversely affected.

Furthermore, the market for dynamic content publishing of electronic documents designed for use with the Internet, intranets and commercial on-line services has only recently begun to develop, and the success of our products designed for this market will depend in part on their compatibility with these elements. Since the increased commercial use of the Internet, intranets and commercial on-line services is difficult to predict and could require substantial modification and customization of certain of our products and services, as well as the introduction of new products and services, we cannot assure you that we will be able to effectively or successfully compete in this market.

Our ability to manage future change could affect our business.

Our ability to compete effectively and to manage future change will require us to continue to improve our financial and management controls, reporting systems and procedures on a timely basis and to expand, train and manage our work force. We cannot assure you that we will be able to do so successfully. Our failure to do so could have a material adverse effect on our business, operating results and financial condition.

Our executive officers and certain key personnel are critical to our business, and these officers and key personnel may not remain with us in the future.

Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel. The loss of the services of one or more of our executive officers could have a material adverse effect on our business, operating results and financial condition. Our future success also depends on our continuing ability to attract and retain highly qualified product development, sales and management personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to retain our key employees or that we will be able to attract or retain other highly qualified product development, sales and managerial personnel in the future.

Our business is dependent upon successfully protecting our proprietary rights.

We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Despite these protective measures, it may be possible for unauthorized third parties to copy portions of our products or use information we consider proprietary. Policing unauthorized use of our products is difficult and, while we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

We are not aware of any infringement of our products upon the proprietary rights of third parties. However, we cannot assure you that third parties will not claim infringement by us with respect to current or future products. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows, companies hire employees from competitors, and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business, operating results and financial condition.

Our failure to adequately limit our exposure to product liability claims may adversely affect us.

Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, sale and support of our products may entail the risk of such claims in the future. A successful product liability claim brought against us or a claim arising as a result of our professional services could have a material adverse effect upon our business, operating results and financial condition.

Integration of potential business or technology acquisitions may be difficult.

If we acquire complementary businesses, products or technologies instead of developing them ourselves, we may be unable to successfully integrate an acquired business, product or technology in a cost-effective and non-disruptive manner. Integrating any business, product or technology that we acquire could be expensive and time-consuming, disrupt our ongoing business and distract company management. In addition, in order to finance any acquisition, we might need to raise additional funds through public or private equity or debt financings. In that event, we could be forced to obtain financing on less than favorable terms which, in the case of equity financing, may result in dilution to our stockholders. If we are unable to integrate any acquired entities, products or technologies effectively, our business, operating results and financial condition could be materially adversely affected. In addition, under certain circumstances, amortization of assets or charges resulting from the costs of acquisitions could have a negative impact on our reported operating results and financial condition.

Enacted and proposed changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the SEC and the NASD have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to continue to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations have increased our annual legal and financial compliance costs, have made some activities more time-consuming and costly, and could expose us to additional liability. In addition, these rules and regulations may make retention and recruitment of qualified persons to serve on our Board of Directors or executive management team more difficult.

If any of the above events occur, it could have a material adverse effect upon our business, operating results and financial condition.

INTRODUCTION

To the holders of the Common Stock:

We invite our stockholders to tender up to 850,000 shares of the Common Stock for purchase by us at a price not greater than $6.50 nor less than $6.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

Upon the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $6.50 nor less than $6.00 per share, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 850,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $6.50 nor less than $6.00 per share. We refer to the price we will select as the “Final Purchase Price.” We will acquire all shares in the Offer at the same purchase price, on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the “odd lot” priority, proration (because more than the number of shares we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the Final Purchase Price. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. See Section 1.

We expressly reserve the right, in our sole discretion, to purchase more than 850,000 shares in the Offer, and/or to amend the maximum aggregate purchase price, subject to applicable law. See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM WITH YOUR FINANCIAL AND TAX ADVISORS.

Other than Daniel J. Fregeau, who intends to tender up to 35,000 shares, the Company’s directors and executive officers have advised us that they do not intend to tender their shares in the Offer. See Section 11.

We will pay all fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 15.

As of May 16, 2007, we had 4,364,332 issued and outstanding shares of Common Stock. The 850,000 shares that we are offering to purchase pursuant to the Offer represent approximately 19.5% of our shares of Common Stock outstanding on May 16, 2007. The Common Stock is traded on the NASDAQ Capital Market under the symbol “DOCX.” On May 14, 2007, the last full trading day prior to the announcement of the Offer, the last reported sales price of the Common Stock on the NASDAQ Capital Market was $6.00 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8 and Section 11.

The address of our principal executive offices is 5958 Priestly Drive, Carlsbad, California 92008, and our phone number is (760) 602-1400.

THE OFFER

1. Number of Shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 850,000 shares of the Common Stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price not greater than $6.50 nor less than $6.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”).

The term “Expiration Date” means 5:00 p.m., New York City time, on Friday, June 15, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per share as low as $6.00), or (2) specify the price or prices, not greater than $6.50 nor less than $6.00 per share, at which they are willing to sell their shares to us under the Offer. Prices may be specified in multiples of $0.05. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $6.50 nor less than $6.00 per share, that will allow us to purchase 850,000 shares (or such greater number of shares as we may elect to purchase). We will purchase all shares in the Offer at the same purchase price.

If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $6.00 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $6.00 per share.

We will announce the Final Purchase Price by press release promptly after such determination has been made. We will only purchase shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions of the Offer, we may not purchase all of the shares tendered at or below the Final Purchase Price if more than the number of shares we seek are properly tendered at or below the Final Purchase Price. We will return all shares tendered and not purchased pursuant to the Offer, including shares tendered at prices in excess of the Final Purchase Price and shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

We expressly reserve the right, in our sole discretion, to purchase more than 850,000 shares under the Offer, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 87,286 shares as of May 16, 2007) without amending or extending the Offer. However, if we purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the offer in compliance with applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for “odd lots.” The proration period and withdrawal rights also expire on the Expiration Date.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if more than 850,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares properly tendered and not properly withdrawn by any “odd lot holder,” as described below, who:

•

tenders all shares owned beneficially or of record by such “odd lot holder” at a price at or below the Final Purchase Price selected by us (tenders of less than all of the shares owned by such “odd lot holder” will not qualify for this preference); and

•	completes the box entitled “Odd Lots” in the related Letter of Transmittal, and if applicable, in the Notice of Guaranteed Delivery;

•

second, after the purchase of all of the shares properly tendered by “odd lot holders,” subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at or below the Final Purchase Price selected by us on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and

•

third, only if necessary to permit us to purchase the total number of shares to be purchased in this Offer we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price selected by us, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than 850,000 shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

Odd Lots. For purposes of the Offer, the term “odd lots” means all shares properly tendered at prices at or below the Final Purchase Price selected by us held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 shares who we refer to as an “odd lot holder,” and so certifies in the appropriate place on the related Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an “odd lot holder” must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the Offer, an odd lot holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any odd lot holder wishing to tender all of such odd lot holder’s shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we or the Depositary will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the Final Purchase Price, subject to conditional tenders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. The Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. The Company intends to retain the shares purchased in the Offer as treasury shares.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1.

Following the completion or termination of the Offer, we may, from time to time, repurchase our shares on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares of the Common Stock, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Other than Daniel J. Fregeau, who intends to tender up to 35,000 shares, the Company’s directors and executive officers have advised us that they do not intend to tender their shares in the Offer. See Section 11.

Certain Effects of the Offer. Stockholders who decide not to tender will own a greater percentage interest in our outstanding shares following the consummation of the Offer. These stockholders will also continue to bear the risks associated with owning the Common Stock, including risks resulting from our repurchase of shares in the Offer. Stockholders may be able to sell non-tendered shares in the future on the NASDAQ Capital Market or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future. See “Special Factors.”

We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NASDAQ Capital Market, we do not believe that our purchase of shares under the Offer will cause our remaining outstanding shares to be delisted from the NASDAQ Capital Market.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, other than wholly internal transactions between and among wholly owned subsidiaries of the Company;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that is material to us and our subsidiaries, taken as a whole;

•

any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be listed on the NASDAQ Capital Market;

•	the termination or suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities;

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us; or

•	any material change in our corporate structure or business.

Nothing in this Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although the Company has no present intention of engaging in any extraordinary transaction, such as a merger or sale of assets, or other transactions listed above, it may engage in any such transactions in the future. Stockholders tendering Common Stock in the Offer may thus run the risk of foregoing the benefit of any appreciation in the market price of the Common Stock resulting from such transactions.

Our Board of Directors has received a solvency opinion from Globalview Advisors LLC (“Globalview”) with respect to the tender offer. Globalview concluded that, after giving effect to the consummation of the Offer, (1) the fair value of the aggregate assets of the Company will exceed its respective total liabilities (as stated on the Company’s balance sheet), (2) the present fair saleable value of the aggregate assets of the Company will be greater than its respective liabilities (as stated on the Company’s balance sheet) on its debts as such debts become absolute and matured, (3) the Company will be able to pay its respective debts and other liabilities (as stated on its balance sheet), as they mature, and (4) the Company will not have unreasonably small capital for the business in which it is engaged, as management of the Company has indicated such business is now conducted and proposed to be conducted following the consummation of the Offer.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered pursuant to the Offer, the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Friday, June 15, 2007 by the Depositary at its address set forth on the back cover of this Offer to Purchase.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedures described below.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares under the Offer must complete the section captioned “Price Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which shares are being tendered.

Stockholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one box must be checked in the section captioned “Price Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price Per Share At Which Shares Are Being Tendered.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $6.00 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $6.00 per share. If tendering stockholders wish to indicate a specific price (in multiples of $0.05) at which their shares are being tendered, they must check the appropriate box in the section entitled “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than a box representing the price at or below the Final Purchase Price. In addition, “odd lot holders” who tender all of their shares must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to “odd lot holders” as set forth in Section 1.

Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Stockholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•

shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the shares or (b) a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery. If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives the address listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Final Purchase Price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of the Company, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of the Common Stock in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 under the Exchange Act, in the Common Stock, or equivalent securities at least equal to the Common Stock, being tendered, and (2) the tender of Common Stock complies with Rule 14e-4. Our acceptance for payment of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact U.S. Stock Transfer Corporation, the Depositary and transfer agent for our shares, at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the

Depositary and not to the Company or the Information Agent. Any certificates delivered to the Company or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Backup Withholding. Under the United States federal income tax laws, payments to a tendering stockholder may be subject to “backup withholding” at the applicable statutory rate (currently 28%), unless a tendering stockholder:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. Non-United States Holders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Section 13 and Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

United States Federal Withholding Tax on Payments to Non-United States Holders.

Non-United States Holders (as defined in Section 13) may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Section 13, a sale of shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances. The Depositary generally will treat payments made to Non-United States Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a Non-United States Holder unless the Non-United States Holder provides the Depositary with (i) a properly executed IRS Form W- 8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of shares of the Common Stock pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 13 or the Non-United States Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered shares for payment under the Offer, may also be withdrawn at any time after 5:00 p.m., New York City time, on July 16, 2007.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of shares to be withdrawn; and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(3), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

5. Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

•

accept for payment and pay for (and thereby purchase) up to 850,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 87,286 shares as of May 16, 2007) without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment in accordance with the Offer. In all cases, payment for shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Final Purchase Price and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6. Conditional Tender of Shares.

Subject to the exception for “odd lot holders,” in the event of an over-subscription of the Offer, shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisors with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if more than 850,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, the Depositary will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 850,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 850,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

7. Conditions of the Offer.

The Offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Exchange Act Rule 13e-4(f)(3), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares in the Offer:

•

there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

•

in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to repurchase some or all of the shares pursuant to the Offer;

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares to be purchased pursuant to the Offer; or

•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

a decrease of more than 10% in the market price for the Common Stock or in the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on May 14, 2007, the last trading day prior to announcement of the Offer shall not have occurred;

•	the commencement of a war, armed hostilities or other international or national calamity on or after May 17, 2007, including, but not limited to an act of terrorism;

•	any material escalation of any war or armed hostilities which had commenced prior to May 17, 2007;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in our shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 17, 2007);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 17, 2007, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of Common Stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•	the purchase of shares in the Offer results in a reasonable likelihood that the Common Stock will be delisted from the NASDAQ Capital Market based on our reasonable judgment; or

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion.

•	Neither the Company nor its advisors shall have determined that the Offer violates the Company’s financing arrangements then in effect.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. All conditions will be satisfied or waived on or prior to the Expiration Date. See Section 14.

8. Price Range of Shares; Dividends.

Our Common Stock is listed and traded on the NASDAQ Capital Market under the trading symbol “DOCX.” The following table sets forth, for the fiscal quarters indicated, the high and low sales share prices of the Common Stock on the NASDAQ Capital Market.

	High	Low
2005
First Quarter	$6.75	$4.66
Second Quarter	$7.83	$5.24
Third Quarter	$8.20	$6.00
Fourth Quarter	$8.12	$6.40

2006
First Quarter	$8.00	$6.12
Second Quarter	$7.40	$5.54
Third Quarter	$6.43	$5.55
Fourth Quarter	$6.90	$5.72

2007
First Quarter	$7.25	$6.00
Second Quarter (through May 14, 2007)	$6.15	$5.80

The Company has not issued dividends on its Common Stock during the periods in the table above. Our Board of Directors may, at any time, modify or revoke our dividend policy on the Common Stock.

On May 14, 2007, the last full trading day before the announcement of the Offer, the last reported sales price of the Common Stock on the NASDAQ Capital Market was $6.00 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

9. Source and Amount of Funds.

Assuming we purchase 850,000 shares in the Offer at the maximum specified purchase price of $6.50 per share, approximately $5.5 million will be required to purchase such shares. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $5.8 million. We intend to use working capital, including cash on hand, and funds borrowed under the Credit Facility to purchase shares in the Offer and to pay all fees and expenses applicable to the Offer.

We intend to obtain the funds necessary to purchase Shares tendered in the Offer with up to $4.2 million from existing cash reserves and with net proceeds of a $6 million revolving line of credit (the “Credit Facility”), as further described below, to be provided pursuant to the terms and conditions contained in the Commitment Letter from Silicon Valley Bank (“SVB”), dated May 10, 2007 (the “Commitment Letter”). While we have obtained a commitment for the Credit Facility, the commitment is contingent on the satisfaction of various conditions as further described below.

The following summary of the material terms of the Commitment Letter is qualified in its entirety by the terms of the actual Commitment Letter, which is filed as exhibit (b)(1) to the Issuer Tender Offer Statement on Schedule TO. The following summary may not contain all of the information about the Commitment Letter that is important to you. We encourage you to read the Commitment Letter carefully and in its entirety. The Credit Facility may be consummated on terms that are different than those set forth in the Commitment Letter.

Pursuant to the Commitment Letter, SVB has committed to provide us with a $6 million revolving line of credit. Proceeds of the Credit Facility will be used to finance the Offer, to pay certain fees and expenses related to the Offer and for working capital and general corporate purposes. The entire Credit Facility will be secured by liens on substantially all of our assets. The Credit Facility will mature, and loans thereunder will be due and payable, two years after the closing date for the Credit Facility.

Loans under the Credit Facility are expected to initially bear interest at a rate equal to SVB’s prime rate plus 0.75% and will continue to bear interest at that pricing level (subject to a floor of 7.75% on SVB’s prime rate) so long as we maintain a Liquidity Ratio (described below) of at least 2.00 to 1.0. The Liquidity Ratio is to be defined as the sum of our unrestricted cash, short-term investments and net accounts receivable divided by current liabilities minus certain deferred revenue. If the Liquidity Ratio becomes less than 2.00 to 1.0, then the interest rate applicable to the loans will increase to SVB’s prime rate plus 2.00% and will remain at such level unless and until we can maintain and report a Liquidity Ratio in excess of 2.00 to 1.0 for a period of three consecutive months (after which the interest rate would return to SVB’s prime plus 0.75% so long as the Liquidity Ratio is maintained at 2.00 to 1.00 or above). In addition, we will be required to pay an annual loan fee of $30,000 per annum and a commitment fee of 0.25% on the undrawn portion of the Credit Facility.

Availability of proceeds of the Credit Facility will be subject to a borrowing base formula equal to the lesser of (i) $6 million and (ii) an advance rate percentage (anticipated to be 80%) of our eligible billed accounts receivable and will also be subject to such reserves as may be established by SVB from time to time and to satisfaction of customary conditions precedent including, without limitation, the requirement that no material adverse change (to be defined) has occurred.

The Credit Facility is expected to include a tangible net worth covenant initially set to reflect the Company’s tangible net worth at closing with increases (but no decreases) based on net income and other factors.

In addition, the Credit Facility is expected to contain customary affirmative and negative covenants and events of default for financings of its type. These covenants will, among other things, limit our ability to:

•	incur indebtedness;

•	incur liens or other encumbrances;

•	enter into mergers, consolidations and asset sales;

•	engage in transactions with affiliates;

•	pay dividends or other distributions; and

•	change the nature of the business conducted by us.

We may not be able to borrow funds under the Credit Facility if any of the conditions in the Commitment Letter are not met. We currently have no alternative financing arrangements in place if the proceeds of the Credit Facility are not available to us.

The funding of the Credit Facility would be subject to customary conditions, including:

•	the execution and delivery of definitive loan documentation;

•	all representations and warranties in such documentation shall be true and correct;

•	there shall not have occurred any material adverse change (to be defined);

•	completion by SVB of an initial audit with results satisfactory to SVB; and

•	the payment of fees and expenses owing to SVB.

We will incur significant debt in connection with the Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on us, including, but not limited to, the following: (i) our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, or any such financing may not be available on terms favorable to us; (ii) a substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes; (iii) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; (iv) our ability to withstand competitive pressures may be decreased; and (v) our level of indebtedness may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

Our ability to repay expected borrowings under the proposed Credit Facility, and to meet our other debt or contractual obligations (including compliance with applicable financial covenants) will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements” and “Special Factors.”

10. Certain Information Concerning Us.

We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed a Schedule TO with the SEC, which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

SEC Filings	Date Filed
Annual Report on Form 10-K for year ended December 31, 2006	March 20, 2007
Amendment to Annual Report on Form 10-K for year ended December 31, 2006	April 30, 2007
Quarterly Report on Form 10-Q for quarter ended March 31, 2007	May 15, 2007

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 5988 Priestly Drive, Carlsbad, California 92008. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of May 16, 2007, we had 4,364,332 issued and outstanding shares of Common Stock. The 850,000 shares that we are offering to purchase represent approximately 19.5% of the shares outstanding on May 16, 2007.

As of May 16, 2007, our directors and executive officers as a group (12 persons) beneficially owned 2,705,273 shares (which number includes 1,516,700 shares subject to options that are exercisable within 60 days after the date of this Offer to Purchase) or approximately 46% of the total outstanding shares of the Common Stock plus the shares issuable upon the exercise of stock options held by our directors and executive officers that are exercisable within 60 days after the date of this Offer to Purchase.

Based on the shares of Common Stock issued and outstanding, the following table sets forth the (i) beneficial ownership, as of May 16, 2007, of each executive officer and director of the Company, each person controlling the Company and each executive officer and director of any corporation or other person ultimately in control of the Company and (ii) assuming we purchase 850,000 shares of Common Stock in the Offer, the percentage beneficially owned by such persons after consummation of the Offer.

Common Stock
Directors and Executive Officers	Number of Shares Owned (1)	Rights to Acquire (2)	Shares Beneficially Owned (3)	Percentage Beneficially Owned (3)	Percentage Beneficially Owned After Offer
Nasser S. Barghouti	199,617	20,000	219,617	5.01%	6.21%
Ronald S. Beard	2,500	60,000	62,500	1.41%	1.75%
Margaret A. Breya	3,000	0	3,000	*	*
Edward Calnan	0	0	0	*	*
Barton L. Faber	64,132	365,000	429,132	9.07%	11.06%
Daniel J. Fregeau (4)	84,628	222,500	307,128	6.70%	8.22%
John L. McGannon	5,000	379,200	384,200	8.10%	9.87%
Colin J. O’Brien	14,600	150,000	164,600	3.65%	4.49%
Thomas L. Ringer (5)	376,516	280,000	656,516	14.14%	17.30%
Todd W. Schmidt	1,875	0	1,875	*	*
J Douglas Winter	228,709	20,000	248,709	5.67%	7.04%
Tao Ye	207,996	20,000	227,996	5.20%	6.45%

All directors and executive officers as a group (12 persons)	1,188,573	1,516,700	2,705,273	46.00%	53.77%

*	Less than 1%.
(1)	Includes shares for which the named person has sole or shared voting and investment power. Excludes shares that may be acquired through stock option exercises.
(2)	Shares that can be acquired through stock options that are exercisable on or before July 16, 2007.
(3)

The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within sixty days of May 16, 2006, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. The applicable percentage is based on 4,364,332 shares of our common stock outstanding as of May 16, 2006.

(4)	Mr. Fregeau intends to tender up to 35,000 shares in the Offer.
(5)	Mr. Ringer is the Chairman of the Board of Directors of Wedbush Morgan Securities, Inc. and has been attributed the beneficial ownership of the 329,696 shares reported as beneficially owned by Wedbush Morgan Securities, Inc. Mr. Ringer disclaims beneficial ownership of the 329,696 shares reported as beneficially owned by Wedbush Morgan Securities, Inc. In addition, pursuant to a trust, Mr. Ringer and his spouse share voting and investment powers as co-trustees with respect to 46,820 shares of our common stock shown as beneficially owned.

Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of the Company or any of our directors, executive officers, affiliates or subsidiaries, or, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, has effected any transactions involving our shares of Common Stock during the 60 days prior to May 17, 2007.

Equity Compensation Plans. Our 2004 Stock Incentive Plan provides for the issuance of restricted stock, incentive stock options and non-statutory options to purchase common shares and other awards to eligible employees, officers, directors and consultants. The restricted stock and stock options are granted and administered by the Compensation Committee. The exercise price of a stock option may not be less than the fair market value of the common stock on the date such option was granted. The term of a stock option may be no more than ten years from the date of grant. Stock options granted under this plan generally vest 25% on the first anniversary of the date of grant with the balance vesting monthly in equal installments over the following three years.

The foregoing description of our equity-based plan is qualified in its entirety by reference to the text of the respective plan, copies of which have been filed with the SEC.

Except as otherwise described or incorporated by reference herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

13. Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences of the Offer to stockholders whose shares of the Common Stock are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer should not have any United States federal income tax consequences as a result of the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof and any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares of the Common Stock held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships (including entities treated as partnerships for United States federal income tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold shares of the Common Stock as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, or Unites States Holders (as defined below) that have a functional currency other than the United States dollar). This summary also does not apply with respect to shares of the Common Stock acquired upon the exercise of stock options or otherwise as compensation. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer. You are urged to consult your tax advisor as to the particular consequences to you of participating in the Offer.

For purposes of this summary, a “United States Holder” is a beneficial owner of shares of the Common Stock that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for United States federal income tax purposes.

A “Non-United States Holder” is a beneficial owner of shares of the Common Stock other than a United States Holder or an entity or arrangement treated as a partnership for United States federal income tax purposes.

Consequences of the Offer to United States Holders.

Characterization of the Purchase — Distribution vs. Sale Treatment. Our purchase of shares of the Common Stock from a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As a consequence of any such purchase, a United States Holder will, depending on the United States Holder’s particular circumstances, be treated either as having sold the United States Holder’s shares of the Common Stock or as having received a distribution in respect of such United States Holder’s shares of the Common Stock. The purchase of shares of the Common Stock pursuant to the Offer will be treated as a sale if a United States Holder meets any of the three tests discussed below (the “Section 302 tests”). The purchase will be treated as a distribution if the United States Holder does not satisfy at least one of the Section 302 tests.

We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment. Each United States Holder should be aware that because proration may occur in the Offer, even if all the shares of the Common Stock actually and constructively owned by a United States Holder are tendered pursuant to the Offer, fewer than all of such shares of the Common Stock may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular United States Holder’s shares of the Common Stock will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed below. Accordingly, a tendering United States Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the United States Holder to tender shares of the Common Stock subject to the condition that a specified minimum number of the United States Holder’s shares of the Common Stock must be purchased by us if any such shares of the Common Stock so tendered are purchased.

A United States Holder that satisfies any of the Section 302 tests explained below will be treated as having sold the shares of the Common Stock purchased by us pursuant to the Offer and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Offer and the United States Holder’s tax basis in such shares of the Common Stock. This capital gain or loss will be long-term capital gain or loss if the United States Holder held the shares of the Common Stock for more than one year as of the date of our purchase pursuant to the Offer. Currently the maximum long-term capital gain rate for individual United States Holders is 15%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder must calculate gain or loss separately for each block of shares of the Common Stock (generally, shares of the Common Stock acquired at the same cost in a single transaction) that we purchase from a United States Holder pursuant to the Offer. A United States Holder may be able to designate which blocks of shares of the Common Stock it wishes to tender in the Offer if less than all of its shares of the Common Stock are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration in the Offer.

If a United States Holder does not satisfy any of the Section 302 tests explained below, the full amount received by the United States Holder with respect to our purchase of shares of the Common Stock under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s shares of the Common Stock. This distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder’s gross income without reduction for the tax basis of the shares of the Common Stock exchanged, and no current loss would be recognized. Currently, dividends are taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains, if certain holding period and other requirements are met. To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder’s tax basis in its shares of the Common Stock and any remainder will be treated as capital gain from the sale of shares of the Common Stock. To the extent that a purchase of a United States Holder’s shares of the Common Stock by us in the Offer is treated as the receipt of a dividend, the United States Holder’s remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased shares of the Common Stock will be added to any shares of the Common Stock retained by the United States Holder, subject to certain adjustments in the case of a corporate stockholder.

To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate United States Holder that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate United States Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer and the tax consequences of dividend treatment of the purchase of shares of the Common Stock pursuant to this Offer in their particular circumstances.

Section 302 Tests — Determination of Sale or Distribution Treatment. Our purchase of shares of the Common Stock pursuant to the Offer will be treated as a sale of the shares of the Common Stock by a United States Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the United States Holder’s equity interest in us;

•	as a result of the purchase, there is a “substantially disproportionate” reduction in the United States Holder’s equity interest in us; or

•	the receipt of cash by the United States Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of shares of the Common Stock pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a United States Holder is treated as owning not only shares of the Common Stock actually owned by such holder but also shares of the Common Stock actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a United States Holder will be considered to own shares of the Common Stock owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as certain shares of the Common Stock which the United States Holder has an option to acquire.

•

Complete Redemption. The purchase of shares of the Common Stock pursuant to the Offer will result in a “complete redemption” of a United States Holder’s equity interest in the Company, if, immediately after such purchase, such holder owns, actually and constructively, no shares of the Common Stock. In applying the “complete redemption” test, a United States Holder may be able to waive the application of constructive ownership through the family attribution rules, provided that such holder complies with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. A United States Holder wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A United States Holder who holds options to acquire shares of the Common Stock will be treated as the constructive owner of such shares of the Common Stock, and therefore will not be eligible for “complete redemption” treatment, even if all of such Holder’s actual shares of the Common Stock are sold in the transaction.

•

Substantially Disproportionate. In general, our purchase of a United States Holder’s shares of the Common Stock pursuant to the Offer will be “substantially disproportionate” as to a United States Holder if, immediately after the purchase, the percentage of the outstanding shares of the Common Stock that the United States Holder actually and constructively owns (including shares of the Common Stock constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding shares of the Common Stock actually and constructively owned by the United States Holder immediately before the purchase.

•

Not Essentially Equivalent to a Dividend. Our purchase of a United States Holder’s shares of the Common Stock pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the United States Holder’s proportionate interest in us, given the United States Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” A United States Holder who intends to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” are strongly urged to consult their tax advisor because this test will be met only if the reduction in such holder’s proportionate interest in us is “meaningful” given the particular facts and circumstances of the holder in the context of the Offer. In particular, depending on the total number of shares of the Common Stock purchased pursuant to the Offer, it is possible that a tendering stockholder’s percentage interest in us (including any interest attributable to shares of the Common Stock constructively owned by the stockholder as a result of the ownership of options) could increase even though the total number of shares of the Common Stock held by such stockholder decreases.

If a United States Holder sells shares of the Common Stock to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares of the Common Stock for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells shares of the Common Stock pursuant to the Offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder’s proportionate interest in us, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder’s exchange of shares of the Common Stock pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares of the Common Stock sold to us.

Consequences of the Offer to Non-United States Holders of Shares.

The United States federal income tax treatment of our purchase of shares of the Common Stock from a Non-United States Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-United States Holder’s particular circumstances, as having sold the tendered shares of the Common Stock or as having received a distribution in respect of such Non-United States Holder’s shares of the Common Stock. The appropriate treatment of the purchase of shares of the Common Stock will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares of the Common Stock pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders — Section 302 Tests — Determination of Sale or Distribution Treatment.”).

A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares of the Common Stock purchased by us pursuant to the Offer. A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares of the Common Stock unless any one or more of the following is true:

•

the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

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in the case of an individual Non-United States Holder who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

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in the case of a Non-United States Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our stock, we are or have been a “United States real property holding corporation” and certain other requirements are met.

We do not believe that we have been or currently are a “United States real property holding corporation.” Individual Non-United States Holders who are treated, for United States federal income tax purposes, as having sold their shares of the Common Stock to us pursuant to the Offer and that are present in the United States for 183 days or more during the year will be taxed on their gains from sale of shares of the Common Stock, net of applicable United States gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Other Non-United States Holders who are treated as having sold their shares of the Common Stock to us pursuant to the Offer and that are subject to United States federal income tax on such sale (as described above) generally will be taxed on such disposition in the same manner in which a United States Holder would be taxed.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares of the Common Stock under the

Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares of the Common Stock. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of shares of the Common Stock will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares of the Common Stock pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders — Characterization of the Purchase — Distribution vs. Sale Treatment.”). As described more fully below, to the extent amounts received by a Non-United States Holder are treated as a dividend, such Non-United States Holder will be subject to withholding.

Withholding For Non-United States Holders. Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income tax equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States and (ii) the stockholder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN and/or W-8IMY. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-United States Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United Sates federal income tax withholding.

NON-UNITED STATES HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES OF OUR COMMON STOCK WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES OF OUR COMMON STOCK PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding. Payments made to holders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate on the purchase price paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such stockholder’s taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. Certain “exempt” recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify for such exemption, such Non-United States Holder must submit an IRS Form W-8BEN (or other applicable IRS Form), signed under penalties of perjury, attesting to such Non-United States Holder’s exempt status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder’s United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14. Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares of the Common Stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares of the Common Stock previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s shares of the Common Stock.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any shares of the Common Stock not previously accepted for payment or paid for, subject to applicable law, to postpone payment for shares of the Common Stock or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares of the Common Stock that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(3), which requires that we must pay the consideration offered or return the shares of the Common Stock tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares of the Common Stock or by decreasing or increasing the number of shares of the Common Stock being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(f)(1)(ii). This rule and related releases and interpretations of the SEC provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

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we increase or decrease the price to be paid for shares or increase or decrease the number of shares of the Common Stock being sought in the Offer and, in the event of an increase in the number of shares of the Common Stock being sought, the increase exceeds 2% of the outstanding shares of the Common Stock, and

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the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days.

If we purchase an additional amount of shares of the Common Stock that does not exceed 2% of the outstanding shares of the Common Stock (approximately 87,286 shares as of May 16, 2007), this will not be deemed a material change to the terms of the Offer, and we will not be required to amend or extend the Offer. See Section 1.

15. Fees and Expenses.

We have retained D.F. King & Co., Inc. to act as Information Agent and U.S. Stock Transfer Corporation to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT.

DOCUMENT SCIENCES CORPORATION

May 17, 2007

The Letter of Transmittal and certificates for shares, and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of the address set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

The Depositary for the Offer is:

U.S. Stock Transfer Corporation

By Mail and Overnight Courier:

Attn: Document Sciences Corporation Dutch Auction

1745 Gardena Avenue

Glendale, California 91204-2991

Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, NY 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550

All Others Call Toll-free: (800) 487-4870